Exhibit 4.1

ANACOR PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE AGREEMENT

April 5, 2013

ANACOR PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 5, 2013, by and between ANACOR PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and the Bill & Melinda Gates Foundation (the “Foundation”).

RECITALS

WHEREAS, in connection with the execution of this Agreement the Company and the Foundation are entering into that certain Research Agreement between the Company and the Foundation made and entered into as of even date herewith (the “Research Agreement”) pursuant to which, among other things, the Company will deliver two macrofilaricidal drug candidates for onchocerciasis/lymphatic filariasis, identify one compound to advance into candidate drug-enabling studies for TB and expand its Boron-focused library for use by third parties;

WHEREAS, as consideration for the rights granted under the Research Agreement the Foundation has agreed to pay up to $17.7 million pursuant to the terms of the Research Agreement and purchase an aggregate of 809,061 shares of the Company’s Common Stock (the “Shares”) pursuant to this Agreement;

WHEREAS, the Company desires to issue and sell the Shares to the Foundation on the terms and conditions set forth herein and the Foundation’s purchase of the Shares is a fundamental requirement of the Company for entering into the Research Agreement without which the Company would not enter into the Research Agreement on the current terms; and

WHEREAS, in exchange for purchasing the Shares the Foundation is receiving certain rights under the Research Agreement that help accomplish its charitable purposes without which the Foundation would not enter into this Agreement and purchase the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      AGREEMENT TO SELL AND PURCHASE

1.1                               Authorization of Shares.  The Company has authorized the sale and issuance to the Foundation of the Shares.

1.2                               Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to the Foundation,

and the Foundation agrees to purchase from the Company, the number of Shares as described in Section 2 below.

2.                                      CLOSING.

2.1                               Closing.  The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 8:00 a.m. on the date hereof or on the next business day, at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA, 94304 or at such other time or place as the Company and the Foundation may mutually agree (such date is hereinafter referred to as the “Closing Date”).  The number of Shares issued and sold to the Foundation at the Closing shall be equal to the nearest whole-number of shares obtained by dividing the aggregate purchase price of $5,000,000 by the purchase price per share of the Shares.  The purchase price per share of Shares purchased at the Closing shall be $6.18.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents, warrants and covenants to the Foundation as of the date of this Agreement and as of the Closing Date as set forth below.

3.1                               Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement the Research Agreement, and the Letter Agreement between the Company and the Foundation of even date herewith (the “Letter Agreement” and together with this Agreement and the Research Agreement, the “Transaction Documents”), to issue and sell the Shares, to carry out the provisions of the Transaction Documents, and to carry on its business as presently conducted.  The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.  The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

3.2                               SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such reports within the extension period.

3.3                               Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants, other securities of the Company and script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for securities of the Company

(whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) has been set forth in the SEC Reports and has changed since the date set forth in such SEC Reports only to reflect stock option exercises and grants and warrant exercises that have not, individually or in the aggregate, had a material effect on the overall aggregate capitalization of the Company.  All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance in all material respects with all applicable federal and state securities laws.  Except as set forth in the SEC Reports, there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s knowledge, between or among any of the Company’s stockholders.

3.4                               Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Transaction Documents and the performance of all warranties, covenants and obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection herewith or therewith.  Each of the Transaction Documents, when executed and delivered, will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.  The Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, as defined below, other than restrictions on transfer imposed by applicable securities laws.

3.5                               Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent amendment). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.6                               No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company’s Certificate of Incorporation or Bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default under any contract or other agreement of the Company, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected, except in the case of clause (iii) such as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company or its business.

3.7                               Governmental Consents.  No consent, approval, order or authorization of, or designation, declaration, registration, qualification or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents, or the offer, sale or issuance of the Shares.

3.8                               Litigation.  There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court, arbitrator or governmental agency that questions the validity of any of the Transaction Documents or the right of the Company to enter into them, or the right of the Company to perform its warranties, covenants or obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a material adverse effect on the Company or its business or to result in any issuance of equity that would change the current equity ownership of the Company or adversely affect the ability of the Company to perform its warranties, covenants or obligations pursuant to the Transaction Documents.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.9                               Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Foundation for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.10                        Offering Valid.  Assuming the accuracy of the representations and warranties of the Foundation contained in Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any Person (as defined below) or Persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.  For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

4.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FOUNDATION.

The Foundation hereby represents, warrants and covenants to the Company as of the date of this Agreement and as of the Closing Date as follows (provided that such representations, warranties and covenants do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1                               Requisite Power and Authority.  The Foundation has all necessary power and authority to execute and deliver the Transaction Documents and to carry out their provisions.  All action on the Foundation’s part required for the lawful execution and delivery of the Transaction Documents has been taken.  Upon their execution and delivery, each of the Transaction Documents will be a legal, valid and binding obligation of the Foundation, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

4.2                               Investment Representations.  The Foundation understands that the Shares have not been registered under the Securities Act.  The Foundation also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Foundation’s representations contained in the Agreement.  The Foundation has appropriate experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  The Foundation hereby represents and warrants as follows:

(a)                                 Foundation Bears Economic Risk.  The Foundation must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

(b)                                 Investment Intent.  The Foundation understands that the Shares are “restricted securities” and have not been registered under the Securities Act, or any applicable state securities law.  The Foundation is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares, or any part thereof in violation of the Securities Act or any applicable state securities laws.  The Foundation does not presently have any agreement, plan or understanding with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any Person; the Foundation is not a registered broker-dealer under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(c)                                  Accredited Investor.  At the time the Foundation was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)                                 Experience of the Foundation.  The Foundation, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Foundation is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment.

(e)                                  Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Foundation for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Foundation.

(f)                                   Company Information.  The Foundation has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  The Foundation has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(g)                                 Rule 144.  The Foundation acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time.  The Foundation has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.3                               Legends.  The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY, AND ALL SHARES OF THE COMPANY’S CAPITAL STOCK ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”

5.                                      S-3 Registration.

5.1                               Covenants.

(a)                                 The Company shall use commercially reasonable efforts to register the Shares purchased at the Closing under the Securities Act on Form S-3 (the “Registration Statement”), within 90 days following the Closing Date.

(b)                                 The Company shall use commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date all of the Shares covered by such Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 or (ii) the date that is 2 years following the Closing Date.

(c)                                  The Company shall pay all fees and expenses incident to the performance of or compliance with this Section 5.1 by the Company.

6.                                      CONDITIONS TO CLOSING.

6.1                               Conditions to the Foundation’s Obligations at the Closing.  The Foundation’s obligations to purchase the Shares at the Closing are subject to the satisfaction or waiver by the Foundation, at or prior to the Closing Date, of the following conditions:

(a)                                 Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b)                                 Legal Investment.  On the Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(c)                                  Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement.

(d)                                 Corporate Documents.  The Company shall have delivered to the Foundation or its counsel copies of all corporate documents of the Company as the Foundation shall reasonably request.

(e)                                  Program Documents.  The Company shall have executed and delivered all of the Transaction Documents to which it is a party contemporaneously with this Agreement.

(f)                                   Tax Opinion.  The Foundation will have obtained a written legal opinion from tax counsel (to be provided at the Foundation’s expense), that the purchase of the Shares pursuant to this Agreement will qualify as a program-related investment under the Code.

(g)                                 Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Foundation and its counsel, and the Foundation and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.2                               Conditions to Obligations of the Company at the Closing.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction or waiver by the Company, on or prior to the Closing, of the following conditions:

(a)                                 Representations and Warranties True.  The representations and warranties in Section 4 made by the Foundation hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b)                                 Performance of Obligations.  The Foundation shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Foundation on or before the Closing.

(c)                                  Program Documents.  The Foundation shall have executed and delivered all of the Transaction Documents to which it is a party contemporaneously with this Agreement.

7.                                      MISCELLANEOUS.

7.1                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and performed entirely within New York, without giving effect to conflict of law principles thereof.  The parties agree that any action brought by either party under or in relation to this Agreement, including to interpret or enforce any provision of this Agreement, shall be brought and filed in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, any state or federal court located in the State of New York.

7.2                               Survival.  The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.  The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Foundation, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Foundation or any of its representatives.

7.3                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the Person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

7.4                               Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.5                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this

Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.6                               Amendment and Waiver. This Agreement may be amended or modified, and the obligations of the Company and the rights of the holders of the Shares and the Agreement may be waived, only upon the written consent of the Company and the Foundation.

7.7                               Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.8                               Waiver of Conflicts.  Each party to this Agreement acknowledges that Cooley LLP (“Cooley”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent the Foundation or its affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of the Foundation or its affiliates in matters of a similar nature to the Financing.  The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent.  Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company.  The Company and the Foundation hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Cooley has represented solely the Company, and not the Foundation or any stockholder, director or employee of the Company or the Foundation; and (c) gives its informed consent to Cooley’s representation of the Company in the Financing.

7.9                               Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address as set forth on the signature page hereof and to the Foundation at the address set forth on Exhibit A attached hereto or at such other address or electronic mail address as the Company or the Foundation may designate by ten (10) days advance written notice to the other parties hereto.

7.10                        Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

7.11                        Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including such reasonable fees and expenses of attorneys and accountants, which shall include, all fees, costs and expenses of appeals.

7.12                        Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.14                        Broker’s Fees.  Each party hereto represents and warrants that no agent, broker, investment banker, or other Person acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.14 being untrue.

7.15                        Certain Matters of Construction.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

7.16                        Use of Name.  The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public documents.  Any announcement of this Agreement or the Foundation’s acquisition of the Shares by any other party, including the Company, its representatives, directors, stockholders and agents will require the Foundation’s prior written approval.  Such parties must also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect.  Notwithstanding anything in this Agreement to the contrary, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

7.17                        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed the COMMON STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		FOUNDATION:

ANACOR PHARMACEUTICALS, INC.		BILL & MELINDA GATES FOUNDATION

Signature:	/s/ Geoffrey Parker	Signature:	/s/ Richard Henriques

Print Name:	Geoffrey Parker	Print Name:	Richard Henriques

Title:	Senior Vice President and Chief Financial Officer	Title:	Chief Financial Officer

SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT